Exhibit 10.44
FREYR Battery, Inc.
6&8 East Court Square, Suite 300
Newnan, Georgia 30263

November 6, 2024
Mingxing Lin
32 Ghim Moh Link, #34-296
271032, Singapore

Re: Letter Agreement regarding Equity Incentive Award

Dear Mingxing Lin:

This letter agreement (this “Letter Agreement”) is being entered into between you and FREYR Battery, Inc. (the “Company”) to set forth the terms of the equity incentive award that is expected to be granted to you following the closing of the proposed transaction between the Company and Trina Solar (Schweiz) (the “Transaction”) in connection with your services to the Company as its Chief Strategy Officer. If the Transaction is not consummated or is abandoned, or the agreement governing the Transaction is terminated for any reason, this Letter Agreement shall be null and void ab initio and of no force and effect.
Subject to (i) the approval of the Board of Directors of the Company, (ii) the closing of the Transaction (the “Closing”) and (iii) you commencing services with the Company as its Chief Strategy Officer, you will be eligible to receive an award of Restricted Stock (as defined in the Company’s 2021 Equity Incentive Plan (as may be amended or amended and restated from time to time, the “Equity Plan”) covering 250,000 shares of common stock of the Company, which will be granted on the Closing Date (the “Restricted Stock Award”). The Restricted Stock Award will be subject to the terms of the Equity Plan, and the award agreement thereunder, and will vest in a single tranche on the first anniversary of the grant date (the “Vesting Date”), subject to your continued service with the Company as its Chief Strategy Officer on the Vesting Date. In the event the Company terminates your service as its Chief Strategy Officer without Cause (as defined in the Equity Plan), any then-unvested portion of the Restricted Stock Award will become fully vested on the date your service with the Company is terminated without Cause.
In addition, the Company will pay you an amount (in cash) in connection with the vesting of the Restricted Stock Award such that after taking into account the Indemnified Taxes, you receive the amount you would have received had you not been subject to such Indemnified Taxes with respect to the vesting of the Restricted Stock Award (the “Gross Up Payment”).  For these purposes “Indemnified Taxes” are the U.S. federal income and withholding taxes with respect to the vesting of the Restricted Stock Award and the amounts paid pursuant to the immediately preceding sentence. The amount of any Gross Up Payment will be determined by the Company in good faith. You agree to provide the Company with all information reasonably requested by the Company in order to determine the amount of any Gross Up Payment. You acknowledge and agree that you will not be entitled to any payment with respect to any taxes due or payable by you upon your sale (or other disposition) of shares of common stock following the vesting of the Restricted Stock Award.
Subject to the following paragraph, you agree that you will keep the terms of this Letter Agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this Letter Agreement confidential).

This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflicts of laws provisions. This Letter Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same instrument.

[Signature Page Follows]

Sincerely,

/s/ Daniel Barcelo_______
Name: Daniel Barcelo
Title: Authorized Signatory
Dated: November 6, 2024

I expressly acknowledge that I fully understand and agree to all the terms of this Letter Agreement:

/s/ Mingxing Lin______
Mingxing Lin
Date: November 6, 2024